Exhibit 99.2

NYSE: MMP

Date:	May 6, 2008

Contact:	Investors:	Media:
	Paula Farrell	Bruce Heine
	(918) 574-7650	(918) 574-7010
	paula.farrell@magellanlp.com	bruce.heine@magellanlp.com

Michael Mears Named Chief Operating Officer of Magellan Midstream Partners

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today announced the appointment of Michael Mears as chief operating officer. In this newly created position effective May 1, Mears will have overall responsibility for the operations, commercial and administrative aspects of the business. The move is a key part of the company’s succession plan and will facilitate development of Magellan’s senior management team.

“The board and I have great confidence in Mike’s leadership capabilities, creativity and technical knowledge,” said Don Wellendorf, chairman of the board, president and chief executive officer of Magellan. “Mike has been a primary contributor to Magellan’s success and is highly respected within the industry.”

Mears, age 45, most recently served as senior vice president of Transportation and Terminals for Magellan with responsibility for all aspects of commercial development. Since joining Magellan in 2002, he has been an integral part of the integration of strategic growth projects and acquisitions, such as the Shell pipeline acquisition in 2004. Prior to joining Magellan, he served as vice president of various subsidiaries of The Williams Companies from 1996 to 2002. He worked in management positions in operations, engineering and commercial with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since 1985. He also served as the chairman of the Association of Oil Pipelines (AOPL) from 2006 to 2008.

Mears earned a chemical engineering degree from the Colorado School of Mines in 1985. He will continue to report to Don Wellendorf along with the chief financial officer, general counsel, general auditor and head of business development.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.